Exhibit 10.25

P3 HEALTH PARTNERS, INC.

DIRECTOR COMPENSATION PROGRAM

Eligible Directors (as defined below) on the board of directors (the “Board”) of P3 Health Partners, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically as set forth herein and without further action of the Board, to each member of the Board who is not an employee of the Company or any of its parents or subsidiaries other than a person who is determined by the Board to not be eligible to receive compensation under this Program (each, an “Eligible Director”), who may be eligible to receive such cash or equity compensation, unless such Eligible Director declines the receipt of compensation by written notice to the Company.

This Program shall become effective upon the Effective Date (as defined below) and shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. No Eligible Director shall have any rights hereunder, except with respect to equity awards granted pursuant to Section 2 of this Program. For purposes of this Program, the “Effective Date” shall mean March 24, 2022; provided, however, that the annual cash retainers from calendar year 2022 will apply retroactively to January 1, 2022.

1.Cash Compensation.

a.Annual Retainers. Each Eligible Director shall be eligible to receive an annual cash retainer of $65,000 for service on the Board. An Eligible Director serving as the Chairperson of the Board shall be eligible to receive an additional annual cash retainer of $95,000 for service on the Board.

b.Additional Annual Retainers. An Eligible Director shall be eligible to receive the following additional annual retainers, as applicable:

(i)Audit Committee. An Eligible Director serving as Chairperson of the Audit Committee shall be eligible to receive an additional annual retainer of $25,000 for such service. An Eligible Director serving as a member of the Audit Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $12,500 for such service.

(ii)Compensation and Nominating Committee. An Eligible Director serving as Chairperson of the Compensation and Nominating Committee shall be eligible to receive an additional annual retainer of $25,000 for such service. An Eligible Director serving as a member of the Compensation and Nominating Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $12,500 for such service.

c.Payment of Retainers. The annual cash retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than 30 days following the end of each calendar quarter. In the event an Eligible Director does not serve as a director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the retainer paid to such Eligible Director shall be prorated for the portion of such calendar quarter actually served as a director, or in such position, as applicable.

2.Equity Compensation.

a.General. Eligible Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2021 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and may be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board prior to or in connection with such grants. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Equity Plan.

b.Annual Awards. An Eligible Director serving on the Board as of the date of the annual meeting of the Company’s stockholders (the “Annual Meeting”) on each calendar year beginning with calendar year 2022 shall be granted an option (“Option”) to purchase shares of the Company’s Class A common stock (“Shares”). Each such Option shall have a value of $170,000 or, in the case of Chairperson of the Board, $340,000 (each such award, an “Annual Award”). Each Annual Award shall vest and become exercisable in full on the earlier to occur of (x) the one-year anniversary of the applicable grant date and (y) the date of the next Annual Meeting following the grant date, subject to the applicable Eligible Director’s continued service through the applicable vesting date. Notwithstanding the foregoing, Eligible Directors serving on the Board on the Effective Date will not be eligible to receive Annual Awards for calendar years 2022 and 2023.

c.Accelerated Vesting Events. Notwithstanding the foregoing, an Eligible Director’s Director Award(s) shall vest and become exercisable in full immediately prior to the occurrence of a Change in Control, to the extent outstanding and unvested at such time.

d.Provisions Applicable to Annual Awards. With respect to Annual Awards granted under this Program:

i.The exercise price per Share with respect to an Option shall be equal to the Fair Market Value (as defined in the Plan) of a Share on the applicable grant date.

ii.An Option shall have a maximum term of ten years from the applicable grant date.

iii.The number of Shares subject to an Option shall be determined by dividing the value of the Option by the per share Black-Scholes valuation as of the applicable grant date, utilizing the same assumptions that the Company uses in preparation of its financial statements.

3.Compensation Limits. Notwithstanding anything to the contrary in this Program, all compensation payable under this Program will be subject to any limits on the maximum amount of non-employee Director compensation set forth in the Equity Plan, as in effect from time to time.

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